Exhibit 99.1

RELEASE 8:00 AM – December 16, 2011

CONTACT:           Susan Munhall, Investor Relations

                                Hudson City Bancorp, Inc.

                                West 80 Century Road

                                Paramus, NJ 07652

TELEPHONE:       (201) 967-8290

E-MAIL:                smunhall@hcsbnj.com

HUDSON CITY BANCORP EXTINGUISHES $4.3 BILLION OF STRUCTURED BORROWINGS

Extinguishments Will Improve Net Interest Margin in the First Quarter of 2012

Will Result in an After-Tax Charge of $440.7 Million in Fourth Quarter of 2011

Reduces Balance Sheet by $4.7 Billion; Extinguishments Funded by Existing Cash Position

Paramus, New Jersey, December 16, 2011 – Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank (the “Bank”), announced today that it has extinguished $4.3 billion of structured putable borrowings that had a weighted-average cost of 4.21%. The extinguishments were funded by the Company’s existing cash position.

The Bank’s Tier I leverage capital ratio was substantially unaffected by the extinguishments and Hudson City will continue to have a significant cushion above the regulatory requirements to be considered well capitalized. The extinguishment of high-cost borrowings is expected to increase the Company’s net interest margin and net interest income compared to what we otherwise would have experienced. The Company does not expect the loss for the fourth quarter to affect its dividend strategy in light of the improved earnings position.

This action will result in an after-tax charge of approximately $440.7 million or $0.89 per share in in the fourth quarter of 2011. This charge will offset the net income otherwise expected for the quarter and, as a result, the Company expects to report a net loss for the fourth quarter of 2011.

“We’re doing just what our customers are doing: paying down expensive debt in this prolonged period of depressed market interest rates,” said Ronald E. Hermance, Chairman and Chief Executive Officer of Hudson City. “Calls of securities in our investment portfolio and mortgage pre-payments due to low interest rates have provided us with excess liquidity. The interest rate environment and regulatory climate have limited the options for redeploying this excess liquidity. We now believe that a more normal interest rate environment will not return before 2013. After reviewing various options to redeploy our excess cash position, we determined that the extinguishment of higher-cost debt was the best use of that cash. This is a market-driven action on our part.”

Mr. Hermance continued, “The extinguishment of this debt had no significant effect on our regulatory capital ratios since we reduced the size of our balance sheet proportionately with the charge to earnings. More importantly, we expect this action will increase our net interest margin by as much as 20 basis points in the first quarter of 2012 as compared to the third quarter of 2011. In addition, we now have greater balance sheet flexibility when growth becomes more profitable. We believe that our ability to withstand the current “low for long” interest rate environment is a testament to the strength and quality of our balance sheet. We remain committed to guiding Hudson City through the current business environment and preparing for the eventual improvement in market conditions.”

Forward-Looking Statements

This release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on certain assumptions and describe future plans, strategies and expectations of Hudson City Bancorp, Inc. Such forward-looking statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp Inc., the characterization of the future effects of the debt extinguishments on balance sheet strength, capital ratios, net interest margin and earnings prospects, and Hudson City Bancorp Inc.’s plans, objectives, expectations and intentions, and other statements contained in this release that are not historical facts. Hudson City Bancorp Inc.’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results and performance could differ materially from those contemplated or implied by these forward-looking statements. They can be affected by inaccurate assumptions Hudson City Bancorp, Inc. might make or by known or unknown risks and uncertainties. Factors that could cause assumptions to be incorrect include, but are not limited to, changes in interest rates, general economic conditions, and legislative, regulatory and public policy changes. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. For a summary of important factors that could affect Hudson City’s forward-looking statements, please refer to Hudson City’s filings with the Securities and Exchange Commission available at www.sec.gov. Hudson City Bancorp does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.